Exhibit 3.24

Annex I

ARTICLES OF ORGANIZATION

OF

JACOB LEINENKUGEL BREWING CO., LLC

The limited liability company is organized under the provisions of the Wisconsin Limited Liability Company Act, Chapter 183 of the Wisconsin Statutes.

ARTICLE I

Name

The name of the limited liability company is Jacob Leinenkugel Brewing Co., LLC.

ARTICLE II

Registered Office and Agent

The street address of the initial registered office of the limited liability company is 3939 West Highland Boulevard, Milwaukee, WI 53208 and the name of the registered agent at such office is Michael T. Jones.

ARTICLE III

Management

Management of the limited liability company shall be vested in the members.

* * * * *

This document was drafted by:

Michael M. Grebe

Quarles & Brady LLP

411 East Wisconsin Avenue

Milwaukee, WI 53202-4497

Fee simple ownership interest ☒ yes ☐ No (for DFI use only)

CERTIFICATE OF CONVERSION

SUSAN LAPINSKI

QUARLES & BRADY LLP

411 EAST WISCONSIN AVENUE

MILWAUKEE, WI 53202-4497

• Enter your return address within the bracket above.

Phone number during the day: (414) 277 - 5189

INSTRUCTIONS (Cont’d) EFFECTIVE DATE:

4. Attach the Plan of Conversion as Exhibit A. If the Plan of Conversion declares a specific effective time or delayed effective time and date, such date may not be prior to the date the document is delivered to the department for filing, nor more than 90 days after delivery. The drafter may use the template Plan of Conversion provided in this form or may prepare the Plan by other means. Use of the template is optional.

5.   This article states that the Plan of Conversion was approved in accordance with the applicable law of the jurisdiction that governs the organization of the business entity prior to conversion.

6.   Provide the name of the business entity’s registered agent and the address of its registered office prior to conversion. If the business entity is a domestic limited partnership, also provide the address of its record office.

7.   Provide the name of the business entity’s registered agent and the address of its registered office after conversion. If the business entity after conversion will be a domestic limited partnership, also provide the address of its record office. NOTE: The address of the registered office must describe its physical location, i.e., street name and number, city (in Wisconsin) and ZIP code. P O Box addresses may be included as part of the address (if located in the same community), but are not sufficient alone. Compare the information supplied in Article 6 to see that it agrees with the information set forth in the articles of incorporation or similar governing document attached as Exhibit B.

8.   Enter the date of execution and the name and title of the person signing the document. The person executing the document will do so in their capacity as an officer, member, etc., of the business entity prior to its conversion. For example, an officer of the corporation would sign a Certificate of Conversion converting a corporation to a limited liability company.